Exhibit 5.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

February 28, 2020

Spero Therapeutics, Inc.

675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

Ladies and Gentlemen:

We have acted as counsel to Spero Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of (i) up to 3,333,333 shares (the “Common Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), and (ii) up to 3,333 shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of Series C convertible preferred stock of the Company, par value $0.001 per share, convertible into 3,333,333 shares of Common Stock (the “Conversion Shares”). The offering is being made pursuant to the Registration Statement on Form S-3 (File No. 333-228661) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”) and pursuant to the non-transferable subscription rights granted by the Company to its stockholders to purchase Common Shares and/or Preferred Shares, as described in the Prospectus, and the right granted to certain affiliates of BVF Partners L.P. to purchase any Shares offered but not sold under the Prospectus (the “Oversubscription Right”).

In connection with our rending of this opinion, we have examined and relied upon the Registration Statement, the Prospectus, and the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and certificate of designation of preferences, rights and limitations of Series C convertible preferred stock (the “Certificate of Designation”), each as currently in effect; and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In our examination, we have assumed the genuineness and authenticity of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

BOSTON	LONDON	LOS ANGELES	NEW YORK	SAN DIEGO	SAN FRANCISCO	WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ February 28, 2020 Page 2

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

With respect to the Conversion Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares, and/or adjustments to outstanding securities of the Company, including the Preferred Shares, may cause the Preferred Shares to be convertible into more shares of Common Stock than the number that remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares, when issued pursuant to the non-transferable subscription rights, including the Oversubscription Right, as described in the Prospectus, against payment therefor, will be validly issued, fully paid and non-assessable, and (ii) the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to the firm’s name under the caption “Legal Matters” in the Prospectus. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.